                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        AUDITS & SURVEYS WORLDWIDE, INC.
                                       AT
                              $3.24 PER SHARE, NET
                                       BY
                      UNITED INFORMATION ACQUISITION CORP.
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                         UNITED INFORMATION GROUP, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 23, 1999, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF AUDITS & SURVEYS WORLDWIDE, INC. (THE "COMPANY") ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE
SECTION 14.

      THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                    IMPORTANT

      Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of the Company, should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares (the "Share Certificates"), and any other required documents, to the Depositary named on the back cover of this Offer to Purchase or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

      A stockholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

      Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                            --------------------------

  January 26, 1999

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                           -----------
INTRODUCTION.............................................................................................           1

SECTION 1.         Terms of Offer; Expiration Date.......................................................           3

SECTION 2.         Acceptance for Payment and Payment for Shares.........................................           4

SECTION 3.         Procedure for Accepting the Offer and Tendering Shares................................           5

SECTION 4.         Withdrawal Rights.....................................................................           8

SECTION 5.         Certain Federal Income Tax Consequences...............................................           9

SECTION 6.         Price Range of the Shares.............................................................          10

SECTION 7.         Certain Information Concerning the Company............................................          10

SECTION 8.         Certain Information Concerning Purchaser and Parent...................................          12

SECTION 9.         Financing of the Offer and the Merger.................................................          14

SECTION 10.        Background of the Offer; Contacts with the Company; Merger Agreement; Inducement
                   Agreement; Employment Amendments......................................................          14

SECTION 11.        Purpose of the Offer; Plans for the Surviving Corporation after the Offer and the
                   Merger................................................................................          24

SECTION 12.        Dividends and Distributions...........................................................          26

SECTION 13.        Effect of the Offer on Market for Shares; American Stock Exchange Listing;
                   Registration under the Exchange Act...................................................          26

SECTION 14.        Certain Conditions of the Offer.......................................................          26

SECTION 15.        Certain Legal Matters and Regulatory Approvals........................................          28

SECTION 16.        Fees and Expenses.....................................................................          31

SECTION 17.        Miscellaneous.........................................................................          31

SCHEDULE I.        Directors and Executive Officers of Parent, Purchaser and United......................          32

TO THE HOLDERS OF COMMON STOCK OF
AUDITS & SURVEYS WORLDWIDE, INC.

                                  INTRODUCTION

    United Information Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of United Information Group, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the shares subject to the Offer being hereinafter called the "Shares"), of Audits & Surveys Worldwide, Inc., a Delaware corporation (the "Company"), at a price of $3.24 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of United States Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of January 19, 1999 (the "Merger Agreement") by and among Purchaser, the Company and United News & Media Group Limited. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease (the "Merger"). (The Company, as the entity which will survive the Merger, is sometimes referred to herein as the "Surviving Corporation.") The Surviving Corporation will be a wholly-owned subsidiary of Parent. At the time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any affiliate of Parent or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company or held by stockholders who shall have demanded and perfected appraisal rights, if any, under the DGCL) will be canceled and converted automatically into the right to receive $3.24 in cash, or any higher price that may be paid per share in the Offer, without interest (the "Merger Consideration"). See
Section 10 for a more detailed description of the Merger Agreement.

    Purchaser has entered into an agreement with certain stockholders of the Company (the "Inducement Agreement"), pursuant to which, among other things, each such stockholder has (i) granted Purchaser an irrevocable proxy to vote and otherwise act with respect to the Shares then owned by such stockholder in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Inducement Agreement and any other actions required in furtherance thereof, and against certain transactions with competing third-party bidders and any action in furtherance thereof, (ii) granted Purchaser an irrevocable option to purchase such stockholder's Shares at a price of $3.24 per Share, under certain circumstances (see Section 10) and
(iii) agreed to tender such stockholder's Shares in the Offer.

    The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for, all of the Shares subject to the Inducement Agreement or any Shares pursuant to the Offer, Purchaser shall from time to time be entitled to designate such number of Directors (rounded up to the next whole number) on the Board as will give Purchaser that percentage of the total number of Directors on the Board equal to the percentage of the then outstanding Shares owned by Purchaser, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that such percentage of the total Directors shall not be less than a majority of the Board. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as members of the Board, including increasing the size of the Board or securing the resignations of incumbent directors or both. See Section 10.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation and the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    The DGCL generally permits a merger of a subsidiary with a parent corporation which owns at least 90% of the outstanding shares of each class of the stock of the subsidiary, without a vote of the stockholders of the subsidiary and Purchaser reserves the right, subject to certain conditions described below, to extend the Offer for up to 10 business days if less than 90% of the outstanding Shares have been tendered. However, the Certificate of Incorporation of the Company includes a provision, Article Eleventh, which effectively will require a meeting of the Company's shareholders to approve the Merger whether or not Purchaser acquires 90% of the outstanding Shares.

    The Company has advised Purchaser that as of January 19, 1999, 13,116,136 Shares were issued and outstanding. The Company has advised Purchaser that as of January 19, 1999, the Company had duly reserved a total of 819,219 Shares for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's 1994 Stock Option Plan and 1997 Stock Option Plan (collectively, the "Company Stock Option Plans"), of which 665,887 entitled the holders thereof to payment under the terms of the Merger Agreement. See Section 10 for a description of the treatment of options under the Company Stock Option Plans.

    The Company has been advised by each of its directors and officers that they intend to tender all Shares beneficially owned by them pursuant to the Offer. Such persons hold in the aggregate approximately 58.0% of the issued and outstanding Shares and approximately 57.1% of the Shares on a fully diluted basis, including in each case Shares held by family members and other affiliates, as set forth in the Information Statement attached as Annex I to the
Schedule 14D-9 of the Company of even date herewith.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares duly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with the provisions set forth in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on February 23, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions set forth in Section 14, by giving oral or written notice of such extension to the Depositary and by providing notice thereof, if applicable, as required by rules promulgated by the Securities and Exchange Commission (the "SEC"). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Purchaser expressly reserves the right, at any time and from time to time, if any of the conditions to the Offer are not satisfied, to (i) terminate the Offer, (ii) postpone acceptance of, and payment for, any Shares or (iii) waive any condition or otherwise amend the Offer in any respect, by giving notice thereof to the Depositary (and such other persons as required by the SEC), subject in each case to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement. The Merger Agreement states that, without the prior written consent of the Company, Purchaser shall not (i) decrease the price per Share payable in the Offer or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought,
(iii) amend or waive satisfaction of the Minimum Condition or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; except that Purchaser may, without the consent of the Company, extend the Offer (a) beyond its scheduled expiration date if, at such scheduled expiration date, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (b) for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, or (c) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (a) or (b) of this sentence, if the number of Shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of the outstanding Shares and as of such date Purchaser expressly waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer.

    If Purchaser extends the Offer, or, subject to the provision of Rule 14e-1(c) under Exchange Act, if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for the Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights. See Section 4.

    Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the purchase of and payment for Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 will be made as promptly as reasonably practicable after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting period under the HSR Act and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Purchaser and such determination shall be final and binding on all tendering stockholders. In addition, Purchaser reserves the right, in its sole discretion, subject to applicable rules promulgated by the SEC, (A) to accelerate the acceptance for payment of, and the payment for, Shares consistent with any applicable withdrawal rights and (B) to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply, in whole or in part, with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Form of Acceptance and Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    United News & Media public limited company ("United"), as the ultimate parent entity of Purchaser, expects to file by January 29, 1999 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, by not later than February 13, 1999. Prior to such time the FTC or the Antitrust Division may extend such waiting period by requesting additional information or material from Parent. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after substantial compliance by Purchaser with such a request. Thereafter, the waiting period may only be extended by court order. Any waiting period under the HSR Act may be terminated in individual cases by the FTC and the Antitrust Division prior to its expiration. See Section 15.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment and purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance of payment for such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price thereafter with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES TENDERED PURSUANT TO THE OFFER BE PAID BY PURCHASER REGARDLESS OF ANY EXTENSION OR DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer within the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer. Return of such Share Certificates will be made to and at the risk of the tendering stockholder. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares, or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights in accordance with the provisions set forth in Section 4.

    If, prior to the Expiration Date, Purchaser varies the terms of the Offer by increasing the consideration to be paid for Shares, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such variation in the terms of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or to other affiliates of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 3. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer of Shares) and any other required documents, must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) Share Certificates for tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received by the Depositary), in each case, prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below.

    BOOK-ENTRY TRANSFERS. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee on the Letter of Transmittal is required if (a) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (b) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

        (iii) the Share Certificates, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three American Stock Exchange ("Amex") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery provided by Purchaser.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation with respect thereto), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of Book-Entry Transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any particular Shares that it determines are not in proper form or the acceptance for payment of which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or to waive any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 19,
1999), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder with respect to such Shares (and if given or executed, will not be deemed to be effective). The designees of Purchaser will be empowered, with respect to such Shares for which the appointment is effective, to exercise all voting and other rights (whether by written consent or otherwise) of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment of postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A STOCKHOLDER TENDERING SHARES IN THE OFFER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 AND CERTIFY UNDER PENALTIES OF PERJURY THAT SUCH TIN IS CORRECT AND THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary for stockholders not subject thereto to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Shares may also be withdrawn at any time after March 27, 1999 unless theretofore accepted for payment as provided herein. If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders properly withdraw such Shares as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address specified on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates for such Shares have been tendered) the names in which the Share Certificate(s) representing such Shares are registered, if different from that of the person tendering such Shares. If Share Certificate(s) have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificate(s), the serial numbers shown on such Share Certificate(s) must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal of such Shares must specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures set forth in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be resolved by Purchaser, in its sole discretion, which resolution shall be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notice.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and other stockholders who do not hold their Shares as capital assets. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable sale or exchange for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Under current law, gain or loss will be calculated separately for each Share or, where applicable, block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may, although not otherwise subject to backup withholding be subject to backup withholding if the stockholder fails to provide its TIN, fails to certify that such number is correct or properly certify that it is awaiting a TIN or if the Internal Revenue Service (the "IRS") notifies the Depositary that the TIN is incorrect. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See Section 3.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

SECTION 6. PRICE RANGE OF THE SHARES.

    The Shares are listed and principally traded on Amex under the symbol ASW. The following table sets forth, for the periods indicated, the high and low sales prices per Share on Amex, as reported by Amex:

                                                                                                        HIGH         LOW
                                                                                                      --------    ---------
Year Ended December 31, 1996:
  First Quarter...................................................................................... $ 2 3/4     $ 1 3/4
  Second Quarter.....................................................................................   2 3/4       2
  Third Quarter......................................................................................   3           2 3/8
  Fourth Quarter.....................................................................................   3           2 1/8
Year Ended December 31, 1997:
  First Quarter...................................................................................... $ 4 7/16    $ 2 13/16
  Second Quarter.....................................................................................   3 1/16      2 7/16
  Third Quarter......................................................................................   3 3/4       2 1/2
  Fourth Quarter.....................................................................................   3 5/8       2 1/2
Year Ended December 31, 1998:
  First Quarter...................................................................................... $ 3         $ 2 5/8
  Second Quarter.....................................................................................   3 5/8       2 3/4
  Third Quarter......................................................................................   2 7/8       1 5/8
  Fourth Quarter.....................................................................................   2 1/2       1
Year Ending December 31, 1999:
  First Quarter (through January 22, 1999)........................................................... $ 3 3/16    $ 1 3/8

    As of January 19, 1999, there were 581 holders of record of the Shares. On January 15, 1999, the last full trading day prior to the approval of the Merger Agreement by the Board and the announcement of the execution of the Merger Agreement, the closing sales price on the Amex was $2 7/16 per Share.

    Stockholders are urged to obtain a current market quotation for the Shares.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other sources. Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer. Neither Purchaser, Parent nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Parent or their respective affiliates.

    GENERAL. The Company is an international marketing research firm providing clients with a broad selection of services to assist in the development of marketing, advertising and investment strategies. The Company's marketing research services, conducted in over 80 countries, are provided to major commercial, industrial, institutional and academic organizations. Its most significant clients, by 1998 revenue, include AT&T, Amerada Hess, The Coca-Cola Company, IBM, MasterCard International, Shell Oil Company, Sunstar Inc., Volvo Corporation of North America, United Parcel Service and Xerox. The Company was incorporated in Delaware and its principal executive offices are at 650 Avenue of the Americas, New York, New York 10011.

    FINANCIAL INFORMATION. Set forth below is a summary of certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in Part I, Item 8 of the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1996 and 1997 (the "Form 10-Ks") and the unaudited consolidated financial statements contained in Part I, Item 1 of the Company's Quarterly Reports on Form 10-Q for the nine months ended September 30, 1998, 1997 and 1996 (the "Form 10-Qs"), which financial statements are incorporated herein by this reference. More comprehensive financial information is included in the Form 10-Ks, Form 10-Qs and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the consolidated financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the same places and in the same manner as set forth below.

                        AUDITS & SURVEYS WORLDWIDE, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FISCAL YEAR ENDED
                                                                                     DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
INCOME STATEMENT:
  Revenues..........................................................  $      68,870  $      60,368  $      54,626
  Income before provision for income taxes..........................          2,395          4,408          1,553
  Net Income........................................................          1,418          2,589            846
  Basic Earnings per common shares..................................            .11            .20            .07
  Weighted Average common shares outstanding........................     13,104,759     13,099,103     12,499,213
BALANCE SHEET (AT END OF PERIOD):
  Cash and cash equivalents.........................................          1,524          3,827            936
  Total assets......................................................         28,455         26,509         24,887
  Long-term debt (net of current portion)...........................          1,702          1,943          2,647
  Stockholders' equity..............................................          9,806          8,467          6,627

                        AUDITS & SURVEYS WORLDWIDE, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS ENDED SEPT. 30,
                                                                      -------------------------------------------
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
                                                                                      (UNAUDITED)
                                                                      -------------------------------------------
INCOME STATEMENT:
  Revenues..........................................................  $      40,438  $      49,903  $      44,997
  Income (loss) before provision (benefit for income taxes..........           (158)         2,376          3,470
  Net income (loss).................................................            (29)         1,402          1,904
  Basic earnings (loss) per common share............................       --                  .11            .15
  Weighted Average common shares outstanding........................     13,113,646     13,103,095     13,099,103
BALANCE SHEET (AT END OF PERIOD):
  Cash and cash equivalents.........................................            849          1,072          2,093
  Total assets......................................................         24,893         29,302         24,090
  Long-term debt (net of current portion)...........................          1,238          1,857          2,083
  Stockholders' equity..............................................          9,770          9,788          8,449

    In connection with Parent's review of the Company and in the course of the discussions between Parent and the Company described in Section 10, the Company provided Parent with certain business and financial information that Purchaser and Parent believe is not publicly available. For the year ended December 31, 1998, the Company forecast revenues of $58.3 million, operating income of $0.8 million, income before taxes of $1.1 million and net income per Share of $0.06 based on 13,115,000 Shares outstanding. For the year ending December 31, 1999, the Company forecast revenues of $68.5 million, operating income of $6.3 million, income before taxes of $4.2 million and net income per Share of $0.19 based on 13,116,000 Shares outstanding.

    PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE IS NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PURCHASER AND PARENT BY THE COMPANY. NONE OF PURCHASER, PARENT, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of such material also can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a worldwide web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the SEC. Material filed by the Company also can be inspected at the offices of the Amex, 86 Trinity Place, New York, New York 10006.

    Purchaser and Parent have filed a Tender Offer Statement on Schedule 14D-1 (together with any amendments thereto, the "Schedule 14D-1") with the SEC in connection with the Offer. This Offer to Purchase does not contain all the information set forth in the Schedule 14D-1 and the exhibits thereto. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Offer to Purchase or in any document incorporated in this Offer to Purchase by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Schedule 14D-1 or such other document, each such statement being qualified in all respects by such reference.

SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

    PURCHASER. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the

Merger. The principal offices of Purchaser are located at Two World Trade Center, Suite 5550, New York, New York 10048. Purchaser is a direct wholly-owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    PARENT. Parent is a Delaware corporation and its principal offices are at the same address as given above for Purchaser. Parent is a wholly-owned indirect subsidiary of United News & Media public limited company, a public limited company registered in England and Wales ("United"), which is a leading trade exhibition organizer, business magazine and advertising periodical publisher and corporate news distributor. Within the United Kingdom, United also is a leading national newspaper publisher and has significant broadcasting operations.

    The name, current business address, citizenship, and present principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Parent and United, and certain other information, are set forth on Schedule I hereto.

    United is subject to certain limited informational filing requirements of the Exchange Act as a foreign private issuer, and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. Such reports, proxy statements and other information filed by United are available for inspection and copying at the public reference facilities of the SEC in the same places and in the same manner as set forth with respect to the Company in
Section 7, except that such documents are not available on EDGAR.

    For the year ended December 31, 1997, United had revenues of approximately $3.7 billion and profit after tax of approximately $259.9 million. United's stockholders' equity at June 30, 1998 was approximately $1,743.7 million with approximately $502.1 million of cash and cash equivalents.

    United's consolidated balance sheet and the related consolidated profit and loss account and consolidated cash flow statement for the three years ended December 31, 1997, 1996 and 1995 contained in Part IV, Item 19 of United's Annual Report on Form 20-F for the year ended December 31, 1997 filed with the SEC (the "Annual Report") are hereby incorporated by reference. A copy of the Annual Report may be obtained (i) by writing to United at Ludgate House, 245 Blackfriars Road, London SE1 9UY, United Kingdom, attention: Corporate Secretary or (ii) upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, the Annual Report may be inspected at the SEC's offices.

    Except as provided in the Merger Agreement, the Inducement Agreement and as otherwise described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies and (ii) none of Purchaser, Parent nor, to the knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transactions in any Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Inducement Agreement and as otherwise described in this Offer to Purchase, since January 1, 1996 none of Purchaser, Parent nor to the knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has had any transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as provided in the Merger Agreement, the Inducement Agreement and as otherwise outlined in this Offer to Purchase, since January 1, 1996 there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

SECTION 9. FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger is estimated to be approximately $43.9 million, including approximately $0.8 million to pay related fees and expenses. Purchaser will obtain all such funds from Parent. Parent will obtain such funds from the working capital of its affiliates.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; MERGER AGREEMENT; INDUCEMENT AGREEMENT; EMPLOYMENT AMENDMENTS.

    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    On April 23, 1997, the Company executed a letter agreement engaging Allen & Company Incorporated ("Allen") as its financial advisor. A summary of the terms and provisions of that letter agreement, including the terms of the engagement and fees payable to Allen upon consummation of the transactions contemplated by the Merger Agreement, are described below in Item 16. Allen prepared a list of prospects which included United Information Group Limited, a subsidiary of United ("UIG").

    In late May 1997, Alain Tessier, the Chief Executive Officer of Mediamark Research Inc ("MRI"), a subsidiary of UIG, approached Solomon Dutka, Chairman and Chief Executive of the Company as to the possibility of some type of transaction between UIG and the Company. On June 2, 1997, Mr. Tessier and Graham Hill, the Chief Executive Officer of UIG, met with Dr. Dutka and H. Arthur Bellows, Jr., President of the Company, at the offices of the Company to discuss UIG's interest in acquiring all of the outstanding common stock of the Company in a transaction which valued the Company at between $40 million and $60 million. On June 4, 1997, Mr. Hill sent an initial draft of a Confidentiality Letter and the Company furnished to UIG a "press kit" containing current SEC filings, press releases and investment analyst reports about the Company. On June 5, 1997, the Company and UIG signed the Confidentiality Letter.

    On June 27, 1997, Mr. Hill wrote to Mr. Bellows to indicate that based upon its initial review of the "press kit", UIG valued the Company at $50 million. On July 2, 1997, Mr. Bellows contacted Mr. Hill by telephone and informed him that such valuation was not acceptable to the Company and agreed to provide UIG with additional internal, non-public information with respect to the Company to assist in UIG's valuation process. In early July 1997, Mr. Bellows provided UIG with additional internal, non-public information on the Company as well as an analytical memorandum prepared by Allen.

    On July 18, 1997, Mr. Hill contacted Mr. Bellows by telephone and informed him that all of the data reviewed by UIG suggested a valuation of the Company at $50 million. Mr. Bellows reiterated to Mr. Hill that such a valuation was not acceptable to the Company. In August 1997, Mr. Hill contacted Mr. Bellows by telephone to request updated data on the Company in order for UIG to attempt to justify a higher valuation for the Company. On September 23, 1997, Mr. Bellows sent the updated data on the Company to UIG for its review.

    On September 25, 1997, Mr. Hill and Michael Spedding, the Finance Director of UIG, met with Mr. Bellows, Alan Ritter and Robert Miller of the Company (Mr. Miller also being a Vice President and a Director of Allen) at the offices of the Company to discuss the updated data. Mr. Hill requested additional data from the Company and set forth UIG's review process and schedule which would ultimately include its review by Charles Gregson, the Executive Director of United.

    In early November 1997, Dr. Dutka and Lou Bender, the President of MRI met at the Company's offices to discuss the involvement Dr. Dutka might have with the Company in the event the proposed transaction were consummated.

    On November 14, 1997, Mr. Hill wrote to Dr. Dutka to indicate that UIG valued the Company at $55 million, subject to UIG's review of the Company's audited 1997 financial statements and further due diligence. On November 20, 1997, the Board of Directors of the Company met to review the proposed transaction and UIG's valuation of the Company and the Board of Directors voted to end further discussions with UIG.

    In early January 1998, Mr. Gregson met with Dr. Dutka at the Company's offices and reiterated UIG's continuing interest in acquiring all of the outstanding capital stock of the Company and agreed to reexamine UIG's November 1997 valuation of the Company. On January 14, 1998, Mr. Gregson contacted Dr. Dutka by telephone and suggested that UIG now valued the Company at $60 million. On January 15, 1998, Dr. Dutka expressed the Company's interest in considering the revised valuation, but urged that the transaction proceed on a more expeditious basis.

    On February 3, 1998, Mr. Gregson wrote to Dr. Dutka to confirm that UIG valued the Company at $60 million, to define the conditions that justified such a valuation and to set forth a process to close the transaction. During February and March 1998, the Company's updated financial statements for 1997 and additional operating and financial schedules and analyses were furnished to UIG by the Company.

    On April 21, 1998, Messrs. Bellows, Ritter, Klein, Miller, Hill, Spedding and Bender met at the Company's offices to review the Company's financial results for the first quarter of 1998. Mr. Hill requested additional analyses of the Company's financial prospects and Mr. Bellows agreed to provide such analyses. On April 23, 1998, Messrs. Bellows, Ritter, Klein, Miller, Hill, Spedding and Bender met at the Company's offices to review the special analyses and preliminary estimates of the Company's financial results for the remainder of 1998. On April 24, 1998, Messrs. Bellows, Ritter, Klein, Miller, Hill and Spedding met at the Company's offices to discuss UIG's reaction to the Company's lower than projected first quarter earnings for 1998 and the outlook for the remainder of 1998. Mr. Hill expressed to the Company that a valuation of $60 million could not be justified due to the lower than expected earnings for the first quarter of 1998. Mr. Bellows suggested that the Company develop additional analyses of its future performance, Mr. Hill agreed to review such additional analyses, which were delivered to UIG in mid-May 1998.

    On May 20, 1998, Messrs. Hill, Spedding, Bender and Matthew Kirby, Chief Financial Officer of UIG's affiliate, Bruskin/Goldring Research, Inc., met with Messrs. Bellows, Klein, Ritter and Miller at the Company's offices to place a final valuation on the Company based on the additional analyses provided to UIG. Mr. Hill suggested a possible transaction for $50 million, less the value of any outstanding employment agreements, vested stock options and any additional incentives necessary to retain key employees of the Company. This proposal was deemed unacceptable by the Company's representatives. By letter dated May 29, 1998 Mr. Hill reiterated UIG's offer to Mr. Miller and expressed UIG's hope that the Company would reconsider the transaction.

    On July 8, 1998, Mr. Ravitch contacted James Rose, the new Chief Executive Officer of UIG in London, and in meetings held that day at the Parent's offices in London Mr. Rose indicated to Mr. Ravitch that UIG was willing to enter into new negotiations concerning the acquisition of all of the capital stock of the Company. Mr. Ravitch informed Mr. Bellows of UIG's renewed interest in the transaction. Mr. Bellows suggested that Mr. Rose meet with him and Dr. Dutka in Berlin in mid-September to discuss the matter further.

    On September 14, 1998, Dr. Dutka and Mr. Bellows met Mr. Rose at the Adlon Hotel in Berlin. Mr. Rose indicated that, subject to the satisfaction of a number of matters and updated due diligence, the Parent would be prepared to proceed with a transaction which valued the Company at the equivalent of $3.43 per Share in cash ($45 million), which would exclude any deductions for the value of any outstanding employment agreements, vested stock options and any additional incentives necessary to retain key employees of the Company. The Company agreed to explore reopening negotiations on that basis.

    On September 23, 1998, Mr. Rose wrote to Mr. Bellows to outline the process for a final due diligence review of the Company. On October 6, 1998, Messrs. Bellows and Rose met in New York, where Mr. Bellows presented Mr. Rose with financial projections for the remainder of 1998 and they agreed to proceed with the transaction which valued the Company at the equivalent of $3.43 per Share in cash ($45 million) calculated as agreed at the meeting in Berlin. On October 9, 1998, at a meeting in New York attended by Messrs. Bellows, Ritter, Klein, Miller, Rose, Bender, Spedding and Kirby, as well as representatives of counsel to the Company and UIG and the independent auditors of the Company and UIG, the Company presented additional information and analysis to UIG. The parties and their counsel also discussed certain provisions that would be contained in the Merger Agreement and the Inducement Agreement.

    On November 2, 1998, Messrs. Bellows, Ritter, Klein, Miller, Rose, Spedding, Bender and Kirby met at the offices of the Company's counsel in New York, where the Company presented its financial projections for the fourth quarter of 1998 and for 1999 to UIG.

    The first draft of the Merger Agreement was distributed in early November 1998. Thereafter the parties and their counsel negotiated the terms of the Merger Agreement, the Inducement Agreement and the Employment Agreement Amendments.

    On November 5, 1998, Mr. Rose met separately with each of Dr. Dutka and Mr. Bellows in New York to discuss the involvement each of them might have with the Company in the event the proposed transaction were consummated.

    On November 6, 1998, the Company and UIG entered into a new Confidentiality Agreement and on November 14, 1998, the parties entered into an Exclusivity Period Letter Agreement. On November 24, 1998, Messrs. Bellows and Rose confirmed by telephone the closing schedule and the timing of each party's Board of Directors meeting, each scheduled for December 10, 1998. On November 25, 1998, Peter Andrews of the Company discussed the Company's Y2K compliance with consultants to UIG at the offices of the Company. On December 1, 1998, Messrs. Dutka and Rose met at the offices of the Company to discuss Dr. Dutka's future role in the Company.

    On the morning of December 9, 1998, Mr. Rose contacted Mr. Bellows by telephone and informed him that UIG was prepared to offer the equivalent of $3.05 per Share in cash ($40 million) and that such proposal would be presented to the Board of Directors of UIG on December 10, 1998. Mr. Bellows, after consultation with Dr. Dutka and Mr. Ravitch, contacted Mr. Rose by telephone later that morning and expressed the Company's position that it was only prepared to accept the $45 million in cash proposal, without deductions of any kind and would therefore cancel its Board of Directors meeting scheduled for December 10, 1998.

    On December 14, 1998, Messrs. Rose and Gregson met with Mr. Miller at the offices of Allen in New York, at which time Mr. Miller reiterated the Company's position of December 9, 1998. Later that day, Messrs. Rose, Gregson, Dutka, Bellows and Miller met to discuss certain tax issues that had arisen. UIG indicated that it was prepared to proceed with the transaction for the equivalent of $3.24 per Share in cash

($42.5 million) less any deduction for possible tax liabilities. UIG requested 48 hours to further examine the tax issue. On December 17, 1998, Messrs. Ritter and Bellows met with Arthur Gelber, a tax accountant retained by the Company, Richard Block, the Chief Financial Officer of United's U.S. head office, and a representative of Arthur Andersen & Co. to discuss the Company's tax issues.

    On December 22, 1998, Messrs. Gregson and Spedding contacted Mr. Bellows by telephone and indicated that the Parent was prepared to proceed with the transaction at the equivalent of $3.18 per Share in cash ($41.75 million). Later that day, Mr. Bellows informed Mr. Gregson by telephone that such a valuation was unacceptable to the Company.

    On January 4, 1999, Mr. Gregson contacted Mr. Miller by telephone to inquire as to the status of the transaction and was informed by Mr. Miller that the transaction could not proceed at the $41.75 million proposal. Mr. Gregson requested that Mr. Miller contact the Company to ascertain its willingness to proceed with the transaction. On January 5, Mr. Miller contacted Dr. Dutka and Mr. Bellows by telephone, who advised Mr. Miller that the Company was willing to enter into the transaction at the equivalent of $3.24 per Share in cash ($42.5 million), with no allowance for deductions of any kind. Mr. Miller advised Mr. Gregson of the Company's position.

    On January 6, 1999, Mr. Miller contacted Dr. Dutka by telephone and advised him that UIG had revised its offer to the equivalent of $3.22 per Share in cash ($42.25 million). Dr. Dutka informed Mr. Miller that the Company would not accept such a valuation. On January 8, 1999, John Botts, a non-executive Director of United, contacted Mr. Miller by telephone and informed Mr. Miller that UIG would enter into the transaction for the equivalent of $3.24 per Share in cash ($42.5 million). Mr. Miller contacted Mr. Gregson by telephone to confirm such offer, without allowance for deductions of any kind, subject to the approval of their respective boards and the mutually satisfactory negotiation of the remaining terms and conditions of the Merger Agreement and the Inducement Agreement.

    On January 14, 1999, Allen delivered its written opinion to the Board of Directors of the Company to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $3.24 per Share to be received by holders of Shares in the Offer and the Merger, taken together, was fair, from a financial point of view, to such holders. A copy of Allen's letter is attached as Annex II to the Company's Schedule 14D-9 and incorporated by reference herein. The Board reviewed the letter as well as the principal terms of the Offer and Merger at a meeting held on such date.

    On January 19, 1999, the Board of Directors of the Company met and (i) approved the Merger Agreement and the transactions contemplated thereby and authorized the execution and delivery thereof, (ii) determined that the Offer and the Merger, taken together, are fair to, and in the best interests of, the Company and its stockholders, and (iii) recommended that the Company's stockholders accept the Offer and tender their Shares to the Purchaser.

    On January 19, 1999, the Purchaser, the Company and United News & Media Group Limited executed the Merger Agreement. On January 19, 1999, the Purchaser and the Company separately announced the transaction.

    THE MERGER AGREEMENT.

    The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to Purchaser's and Parent's Schedule 14D-1 and 13D.

    THE OFFER. The Merger Agreement provides that as promptly as reasonably practicable after the date of execution of the Merger Agreement, but in no event later than five business days after the public announcement of the execution of the Merger Agreement, Purchaser will commence the Offer for all of the outstanding Shares at a price of not less than $3.24 per share in cash, net to the seller, subject to the satisfaction of conditions set forth in Section 14 of this Offer to Purchase and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable, after expiration of the Offer for all Shares duly tendered thereunder and not withdrawn. Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes in the terms and conditions of the Offer. However, no change may be made which decreases the price per Share payable in the Offer or changes the form of consideration payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer other than those described in Section 14 of this Offer to Purchase or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause
(i) or (ii) of this sentence, if as of such date, Purchaser expressly waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer and the number of shares validly tendered and not withdrawn pursuant to the Offer is less than 90 percent of the outstanding Shares on a fully diluted basis.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, at the election of Parent, Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will cease. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any direct or indirect wholly-owned subsidiary of Parent or owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS. The Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, provided, that the Certificate of Incorporation of the Surviving Corporation will (i) state that the name of the Surviving Corporation is Audits & Surveys Worldwide, Inc. and (ii) for a period of at least six years after the Effective Time, include certain exculpation provisions which presently appear as Article Ninth of the Restated and Amended Certificate of Incorporation of the Company. The Merger Agreement also provides that the By-Laws of Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL, provided, that, the By-Laws of the Surviving Corporation will include, for a period of at least six years after the Effective Time, certain indemnification provisions which presently appear as Article VII of the Restated and Amended By-Laws of the Company. Pursuant to the Merger Agreement, the directors of Purchaser and the officers of the Company at the Effective Time shall be as designated by Purchaser prior to the Effective Time and shall hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

    STOCKHOLDERS MEETING. The Merger Agreement provides that following consummation of the Offer, Purchaser and Parent shall, as soon as reasonably possible, cause the Company to take all action necessary in accordance with the DGCL, the Company's Certificate of Incorporation and By-Laws and the Exchange Act to hold a meeting of its stockholders to consider and vote upon the adoption of this Agreement and the authorization of the Merger. In no event shall such meeting be held earlier than 20 business days following the date on which a proxy statement (the "Proxy Statement") is sent to the stockholders of the Company.

    Purchaser will vote all Shares directly or indirectly beneficially owned by it in favor of the Merger Agreement and the Merger. A vote of the Company's stockholders will be required whether or not Purchaser acquires 90% of the outstanding Shares. See Section 11 for a further discussion of certain provisions of the DGCL and the Company Certificate of Incorporation applicable to the Merger.

    CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, prior to the Effective Time, except to the extent that Purchaser shall otherwise consent (including by virtue of action by the Board approved by all of Purchaser's or Parent's designees), the Company shall, and shall cause its subsidiaries (the "Subsidiaries") to, except as expressly permitted by the Merger Agreement, conduct their respective businesses in, and to not take any action except in, the ordinary course of business in a manner consistent with past practice. The Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with their respective customers and suppliers. Without limiting the generality of the foregoing, and except as expressly permitted or specifically contemplated by the Merger Agreement, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Purchaser:

        (i) the Company will not, and will not cause or permit any of the Subsidiaries to, engage in any activities or transactions which will be outside the ordinary course of their respective businesses consistent with past practices, except as shall be provided for or specifically contemplated by the Merger Agreement, and the Company and the Subsidiaries will consult with Purchaser (which will be entitled to have two of its designated representatives present on a full-time basis at the Company's principal executive offices until the closing or termination of the Merger Agreement to observe the conduct of the Company's business and be available for such consultations) prior to making any material business decisions;

        (ii) the Company will not subdivide or reclassify the Shares, issue any shares of its capital stock, except upon the exercise of outstanding options under the Option Plan, or amend its Certificate of Incorporation or By-Laws;

       (iii) the Company will not declare or pay any dividend or other distribution in respect of its shares of capital stock or acquire for value, or permit any Subsidiary to acquire for value, any shares of capital stock of the Company;

        (iv) the Company will afford to the officers, attorneys, accountants and other authorized representatives of Purchaser reasonable access to its and the Subsidiaries' offices, properties, books, tax returns and minute books and other corporate records during normal business hours. If for any reason the Merger is not consummated, Purchaser will cause confidential information obtained in connection with such investigation to be treated as confidential;

        (v) the Company will not, and will not cause or permit the Subsidiaries to, take any action to institute any new severance or termination pay practices with respect to any directors, officers, or employees of the Company or any of the Subsidiaries or to increase the benefits payable under its severance or termination pay practices in effect on the date of the Merger Agreement;

        (vi) the Company will not, and will not cause or permit the Subsidiaries to, adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of the Company or any of the Subsidiaries or make any increase in the salaries, compensation or pay scales of any such directors, officers or employees without Purchaser's prior written consent;

       (vii) the Company and the Subsidiaries will use their reasonable best efforts to maintain their relationships with their material suppliers and customers, and if and as requested by Purchaser, (a) the Company and the Subsidiaries shall make reasonable arrangements for representatives of Purchaser to meet with suppliers and customers of the Company and the Subsidiaries, and (b) the Company and the Subsidiaries shall schedule, and the management of the Company and the Subsidiaries shall participate in, meetings of representatives of Purchaser with employees of the Company and the Subsidiaries;

      (viii) the Company will, and will cause the Subsidiaries to, maintain all of their material properties (taken as a whole) in customary repair, order and condition, reasonable wear and tear excepted, and will maintain, and will cause the Subsidiaries to maintain, insurance upon all of its and their properties and with respect to the conduct of its and their businesses in such amounts and of such kinds comparable to that in effect on the date of the Merger Agreement;

        (ix) the Company and the Subsidiaries will maintain their books, accounts and records in the usual, regular and ordinary manner, on a basis substantially consistent with prior years;

        (x) the Company and the Subsidiaries will duly comply with all laws applicable to each of them and to the conduct of their respective businesses, consistent with their past practice;

        (xi) no change shall be made in the banking and safe deposit arrangements of the Company or the Subsidiaries existing on the date hereof and no powers of attorney shall be granted by the Company or any of the Subsidiaries;

       (xii) except as contemplated by the Merger Agreement, the Company will not, and will not permit any of the Subsidiaries to, acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association, or other business organization or division thereof or enter into any joint venture, partnership, limited liability company operating agreement or other similar business arrangement;

      (xiii) the Company will not, and will not permit the Subsidiaries to, enter into any contract or commitment containing obligations in excess of $100,000 or take any action which would have a material adverse effect on the cash flows of the Company; and

       (xiv) the Company will promptly advise Purchaser in writing of any change in the financial condition, business or operations of the Company and the Subsidiaries, taken as a whole, and of any breach of its representations or warranties contained herein which could have a Material Adverse Effect and will promptly advise Acquisition in writing of all material order cancellations;

    NO SOLICITATION. The Company will not, directly or indirectly, through any officer, director, agent, financial adviser or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), or any equity interest in, the Company or any material Subsidiary or any business combination with the Company or any material Subsidiary (an "Acquisition Transaction"), or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; PROVIDED, that the Company may, in response to an unsolicited Superior Proposal (as hereinafter defined), furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any agreement, arrangement or understanding, in each case only if the Board of Directors determines in good faith, after consultation with and on the basis of advice from its financial advisors and outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors. "Superior Proposal" shall mean a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the members of the Board of Directors of the Company determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to the Company and its stockholders than the Merger (and any revised proposal made by Purchaser) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

    DIRECTORS. Promptly upon the purchase by the Purchaser of all Shares subject to the Inducement Agreement or any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage obtained by dividing (a) the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) by (b) the number of Shares outstanding (excluding Shares held by the Company). At such times, if requested by the Purchaser, the Company will also cause each committee of the Board of Directors to include persons designated by the Purchaser constituting the same percentage of each such committee as the Purchaser's designees are of the Board of Directors. The Company shall, upon request by the Purchaser, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable the Purchaser designees to be elected to the Board of Directors and shall cause the Purchaser's designee to be so elected; PROVIDED, HOWEVER, that, in the event that the Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least one director who is a director on the date of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the Federal securities laws) of the Purchaser (one or more of such directors, the "Independent Directors"); PROVIDED FURTHER, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of the Purchaser, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement.

    Subject to applicable law, the Company shall take all actions requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder by the SEC, and the Company agrees to make such mailing with the mailing of its
Schedule 14D-9.

    The Merger Agreement also provides that following the approval of the Merger Agreement by the stockholders of the Company, any amendment or termination of the Merger Agreement or waiver of any of the Company's rights thereunder shall require the concurrence of a majority of the Independent Directors.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that, as of the Effective Time and for six years thereafter (or such later time as to which the statute of limitations shall have been extended by action of the Surviving Corporation), Purchaser shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement) to the full extent permitted or required under Delaware law and by the relevant provisions of the Certificate of Incorporation and By-laws of the Company (and requires that such provisions shall be included in the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation and shall not be amended to adversely affect such indemnity for the six year period). Also pursuant to the Merger Agreement, the Surviving Corporation will purchase a non-cancellable extension of the existing directors' and officers' liability insurance of the Company covering parties who are currently covered by such policy for a period of five years after the Effective Time in respect of acts or omissions occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement.

    COMPANY OPTIONS. The Merger Agreement provides that, with respect to all outstanding options (referred to collectively as the "Options" and individually as an "Option") to purchase Shares, each holder of an Option which is surrendered by the holder for cancellation shall be entitled to receive from the Company, immediately prior to the Effective Time, for each Share purchasable under the vested portion (but not the unvested portion) of an Option issued under the Company's 1997 Stock Option Plan and for each Share purchasable under both the vested and unvested portion of an Option issued under the Company's 1994 Stock Option Plan, an amount in cash in cancellation of such Option equal to the excess, if any, of the Per Share Amount over the per share exercise price of such Option (or such greater amount as Purchaser shall agree in writing), as such amount may be reduced by any required withholding in accordance with applicable income tax laws. The Merger Agreement requires the Company's Board of Directors to adopt a resolution terminating the Option Plans effective as of the Effective Date. The receipt by Purchaser of the binding agreements of all holders of Options agreeing to the cancellation thereof, as of the Effective Time, is a condition to the consummation of the Offer (see Section 14), and the Merger Agreement obligates the Company to use its best efforts to obtain such agreements.

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of a number of conditions, including, but not limited to, (i) the approval of the Merger Agreement, and consent to the Merger, by the stockholders of the Company (if required), (ii) the expiration of any waiting period applicable to the consummation of the Merger under the HSR Act,
(iii) the approval of the Irish Minister for Enterprise, Trade and Employment and (iv) no order to restrain, enjoin or otherwise prevent the consummation of the Merger Agreement or the Merger shall have been entered by any court or administrative body and shall then remain effective. The Merger Agreement further provides that the accuracy of representations and warranties of the Company, and the performance, in all material respects, of agreements and covenants of the Company contained in the Merger Agreement, and the absence of any event which has or may have a material adverse effect on the Company, are conditions to the obligations of Purchaser and Parent to consummate the Merger, and that the accuracy of representations and warranties of Purchaser and Parent, and the performance, in all material respects, of agreements and covenants of Purchaser and Parent contained in the Merger Agreement, are conditions to the obligations of the Company to consummate the Merger.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company as to corporate organization and qualification, Subsidiaries, capitalization, authority to enter into the Merger Agreement, filings with the SEC and other governmental authorities, the absence of certain changes or events, intellectual property, material contracts, environmental matters, employee benefit matters, the opinion of the Company's financial advisor, tax returns, audits, brokers and litigation.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and canceled, and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

        (a) by mutual consent of Purchaser and the Company;

        (b) by any party not in material breach of the Merger Agreement, in the event that any of the mutual conditions described above in "--Conditions to the Obligations of Each Party" shall not have been satisfied within the time contemplated by the Merger Agreement;

        (c) by Purchaser if not in material breach of the Merger Agreement, if any of the conditions of Purchaser described above in "--Conditions to the Obligations of Each Party" shall not have been satisfied within the time contemplated by the Merger Agreement, and the condition is not or could not be satisfied within ten days of notice thereof;

        (d) by the Company if not in material breach of the Merger Agreement, if any of the conditions of the Company described above in "--Conditions to the Obligations of Each Party" shall not have been satisfied within the time contemplated by the Merger Agreement, and the condition is not or could not be satisfied within ten days of notice thereof;

        (e) by Purchaser if the Offer shall have expired or been terminated without any Shares being purchased thereunder by Purchaser and its subsidiaries as a result of the occurrence of any of the events described in
    Section 14 of this Offer to Purchase; and

        (f) by the Purchaser if the Board of Directors of the Company shall have modified or withdrawn its approval of the Merger Agreement or the Merger in favor of a Superior Proposal.

    EXPENSES. The Merger Agreement provides that, if Purchaser terminates the Merger Agreement in the manner described in clause (f) of "--Termination of Merger Agreement" above, or in the manner described in clause (e) of "--Termination of Merger Agreement" above because the failure of any condition set forth in Section 14 hereof resulted from a willful and intentional breach by the Company of any provision of the Merger Agreement, then promptly after such termination, the Company shall pay to Parent $1,250,000 and shall reimburse Parent for all of its substantiated out of pocket costs and expenses up to $500,000.

    Except as set forth in the above paragraph, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not any transaction contemplated by the Merger Agreement is consummated.

    The Merger Agreement states that, from the date thereof through the consummation of the Offer, Analyze will not issue any stock options under the Option Plans or any other options, warrants, convertible securities or other capital stock, and will not accelerate the vesting or otherwise modify the terms of any option outstanding under the Option Plans.

    INDUCEMENT AGREEMENT. Under the Inducement Agreement, certain stockholders of the Company, holding approximately 48.7% of the Shares outstanding as of January 19, 1999, have (i) granted Purchaser an irrevocable proxy to vote and otherwise act with respect to the Shares then owed by such stockholder in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Inducement Agreement and any other actions required in furtherance thereof and against any Acquisition Transaction and any action in furtherance thereof, (ii) granted Purchaser an irrevocable option to purchase such stockholder's Shares at a price of $3.24 per Share, under certain circumstances (see Section 10) and (iii) agreed to tender such stockholder's Shares in the Offer.

    EMPLOYMENT AMENDMENTS. The Company has entered into Employment Agreement Amendments (the "Employment Agreement Amendments"), which, effective upon the consummation of the acquisition

(the "Acquisition") of the Shares of the Company by Purchaser, amend the current employment agreements (the "Employment Agreements") between the Company and each of Dr. Dutka, Carl Ravitch, Joel Klein, and Mr. Ritter (each an "Employee" and collectively, the "Employees"). Pursuant to the Employment Agreement Amendments, among other things, (i) the duties of the Employees are, in certain cases, modified for the term of the Employment Agreement Amendments, (ii) the Company agrees to continue to provide the Employees following the Merger with the same benefits as enjoyed by them on the date of the Employment Agreement Amendments,
(iii) Mr. Ravitch waives, in connection with the transactions (the "Transactions") contemplated by the Merger Agreement, any termination rights he may otherwise be entitled to, and (iv) Mr. Klein agrees that on the date of his Employment Agreement Amendment and in connection with the Transactions, he does not have an option to and may not purchase any treasury shares of the Company and that any provisions allowing him to do so are invalid and ineffective. Under the terms of the Employment Agreements, the employment terms of both Dr. Dutka and Mr. Ravitch end March 24, 2002, Mr. Klein's employment term ends April 1, 2002 and Mr. Ritter's employment term ends September, 2002.

    In addition, the Company has entered into a new Employment Agreement (the "Bellows Employment Agreement") with Mr. Bellows which becomes effective upon consummation of the Acquisition and replaces any prior employment agreements between Mr. Bellows and the Company. Pursuant to the Bellows Employment Agreement, Mr. Bellows will perform, for a period through and including March 24, 2002 (automatically extended thereafter for one year terms, unless either party gives notice) (the "Term"), such consultative and advisory services involving, among other things, the finances of and prospective mergers and acquisitions by the Company as will be agreed upon by Mr. Bellows and the Board of Directors of the Company for compensation consisting of $350,000 per year (plus $36,000 per year for the costs of maintaining a Connecticut office) and other reasonable business expenses and the benefits currently being enjoyed by Mr. Bellows. During the Term, Mr. Bellows can devote the balance of his time to non-competitive businesses.

SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE SURVIVING CORPORATION AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    PLANS FOR MERGER CONSUMMATION. Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to take all action necessary, as promptly as practicable after the expiration of the Offer, to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated by the Merger Agreement. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement at any such meeting.

    The Merger Agreement provides that if Purchaser purchases Shares sufficient to constitute a majority of the then outstanding Shares, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase constituting at least a majority of the Board. See Section 10. Purchaser expects that such representation would permit Purchaser to exert control over the conduct of the Company's business and operations.

    The DGCL generally permits a merger of a subsidiary with a parent corporation which owns at least 90% of the outstanding shares of each class of the stock of the subsidiary, without a vote of the stockholders of the subsidiary. However, the Certificate of Incorporation of the Company includes a provision, Article Eleventh, which effectively will require a meeting of the Company's shareholders to approve the Merger whether or not Purchaser acquires 90% of the outstanding Shares.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisals of, and to receive payment in cash of the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. Rule 13e-3, if applicable to the Offer and the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transactions contemplated by the Merger Agreement and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of such transaction. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger.

    PLANS FOR THE SURVIVING CORPORATION. It is expected that, initially following the Merger, the business and operations of the Surviving Corporation will, except as set forth in this Offer to Purchase, be continued by the Surviving Corporation substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization, Board and management with a view to optimizing realization of the Company's potential in conjunction with the businesses of Parent's affiliates. It is expected that the business and operations of the Surviving Corporation would form an important part of Parent's future business plans.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends or other distributions in respect of any of its capital stock.

SECTION 13. EFFECT OF THE OFFER ON MARKET FOR SHARES; AMERICAN STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, may reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

    Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Amex, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1 million held (in round lots) by at least 300 stockholders. In the event the Shares were no longer eligible for Amex quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Amex reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and, subject to Rule 14e-1(c) of the Exchange Act, payment for, any Shares tendered, (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represents on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested stock options and warrants and conversion of convertible securities or other rights to purchase or acquire shares) at least 51% of the number of shares of Company Common Stock then outstanding (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer and any required approval of the Republic of Ireland shall have been obtained or (B) if at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

        (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action or proceeding shall have been promulgated, enacted, taken, initiated or instituted by a government or a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger, (ii) seeks to prohibit or restrict the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets, or seeks to compel the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of the Company's business or assets, (iii) seeks to impose material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, or
    (iv) seeks to impose any material limitations on the ability of the Purchaser or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

        (b) the Merger Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

        (c) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Authority of the United States on the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

        (d) (i) the Board of Directors or any committee thereof shall have withdrawn, materially modified or changed in a manner adverse to the Purchaser or Parent the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction or any other acquisition of Shares other than the Offer or the Merger, or (ii) the Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

        (e) the representations and warranties of the Company in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of the expiration of the Offer except for (i) changes specifically contemplated by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and in each case except in where failure to be so true and correct would not (in the aggregate for all representations and warranties of the Company) have a Material Adverse Effect (other than representations and warranties that are already so qualified or that are qualified as to the prevention or delay of the consummation of any of the Transactions or as to the performance by the Company of its obligations under the Merger Agreement, which in each such case shall be true and correct as written); or

        (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect; or

        (g) the Company shall not have delivered to the Purchaser binding agreements signed by the holders of Options representing all of the Shares issuable upon exercise of all of the outstanding

    Options (whether or not exercisable) which are vested or unvested under the Company's 1994 Stock Option Plan or vested under the Company's 1997 Stock Option Plan, agreeing to the cancellation of the Options of such holders on the terms described in Section 10 above (it being understood that the Company additionally shall use reasonable efforts to obtain acknowledgments from the holders of unvested Options under the Company's 1997 Stock Option Plan that such Options shall become null as of the Effective Time by the terms of such Plan); or

        (h) the Employment Agreement Amendments shall not have been executed and delivered by the parties thereto; or

        (i) there shall have occurred since September 30, 1998 any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a Material Adverse Effect (other than as set forth in the reports filed by the Company with the SEC prior to the date hereof or in the disclosure schedules to the Merger Agreement); or

        (j) the Purchaser and the Company shall have agreed that the Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto.

    As used in the Merger Agreement, "Material Adverse Effect" means, with respect to the Company or the Subsidiaries, any effect that is materially adverse to the business, operations, properties, assets, liabilities, results of operations or condition (whether financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to execute any of the foregoing rights shall not be deemed a waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and its review of certain information furnished by the Company to Parent and discussions by representatives of Parent with representatives of the Company during Parent's investigation of the Company, Parent is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares pursuant to the Offer. Except as disclosed herein, Parent is not aware of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or public body that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Parent's and Purchaser's current intention to seek such approval or action. There is, however, no current intent to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There is no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the business of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approvals were not obtained or such other actions were not taken. Purchaser's obligation under the Offer to accept the Shares for payment and to pay for such Shares is subject to certain conditions, including conditions relating to certain legal matters discussed in this Section 15, which are described in Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions contemplated by the Merger Agreement may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 14.

    United expects to file by January 29, 1999 a Premerger Notification and Report Form under the HSR Act with respect to the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m. New York City time, by not later than February 13, 1999, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Parent prior to the expiration of the waiting period. If such a request is made with respect to the Offer by either the Antitrust Division or the FTC, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the tenth calendar day after substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transactions contemplated by the Merger Agreement, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transactions contemplated by the Merger Agreement while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Purchaser pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer by Purchaser or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Litigation seeking similar relief could be brought by private parties.

    Based upon an examination of information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer and the other transactions contemplated by the Merger Agreement will not violate the antitrust laws and that such transactions will lead to increased competition. However, there is no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on such grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

    The parties expect to file on January 26, 1999, a notification with the Minister for Enterprise, Trade and Employment under the Irish Mergers and Take-Overs (Control) Acts, 1978 to 1996 (the "Irish Merger Act"). This is because under Irish law the Minister may require a transaction involving at least one enterprise engaged in the printing and/or publication of one or more newspapers, to be notified under the Irish Merger Act regardless of the assets or turnover of the parties concerned. Where the Minister decides that the Irish Merger Act applies, he will have one month from notification to clear or refer the merger to the Competition Authority. If the Minister does not state in writing that he has decided not to prohibit or make conditional the merger in that time, three months from notification (or the date on which information requested by the Minister within a month of notification was supplied) must elapse before an automatic clearance is obtained. If the Minister within one month from notification refers the proposal to the Competition Authority, the Authority has at least one month, or any longer period specified by the Minister to report on its investigation to the Minister. The Minister must publish the report within a further two months. The Minister may only make an order prohibiting a transaction or permitting a transaction subject to conditions in cases in which he has made a reference to the authority. Title to any shares or assets in Ireland will not pass until a legal clearance has been obtained or confirmation is received from the Minister that the Irish Merger Act does not apply.

    Based upon an examination of the information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer and the other transactions contemplated by the Merger Agreement will not raise competition concerns in Ireland and that, if the Irish Merger Act applies, clearance from the Minister should be forthcoming within three to four weeks of the notification being made.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On January 19, 1999, prior to the execution of the Merger Agreement and the Inducement Agreement, the Board, by unanimous vote of all directors at a meeting held on such date, approved the Merger Agreement, the Inducement Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement, including the Inducement Agreement, and exempted Parent and Purchaser from the application of Section 203 in connection therewith. Accordingly, Section 203 is inapplicable to the Offer and the Merger and the transactions contemplated by the Merger Agreement.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, an anti-takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was a shareholder rights statute that was, by its terms, applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the

Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

SECTION 16. FEES AND EXPENSES.

    Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Allen has provided certain financial advisory services in connection with the acquisition of the Company, and for those services has received $100,000 and additionally will be entitled to receive approximately $440,000 upon the closing of the Merger. Parent has also agreed to reimburse Allen for all reasonable out-of-pocket expenses incurred by Allen, including the reasonable fees and expenses of legal counsel, and to indemnify Allen against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser has retained D.F. King & Co., Inc. as the Information Agent, and United States Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid a fee of $10,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

SECTION 17. MISCELLANEOUS.

    Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered broker-dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC a Schedule 14D-1 and 13D, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and 13D and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                      UNITED INFORMATION ACQUISITION CORP.
                                JANUARY 26, 1999
                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations and positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and each executive officer of Parent. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years, (ii) has as his or its current business address, Ludgate House, 245 Blackfriars Road, London SE1 9UY, England, and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws.

    The directors and executive officers of Parent are:

                                                  CITIZENSHIP OR             PRESENT PRINCIPAL OCCUPATION
                                                     PLACE OF                 OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                         INCORPORATION              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  --------------------  --------------------------------------------
James Rose...................................       United States    Chief Executive Officer, United Information
                                                                     Group Limited, since July 1998. Chief
                                                                     Executive Officer, Blackwell Information
                                                                     Services division of B.H. Blackwell Ltd.,
                                                                     December 1996-July 1998. Managing Director,
                                                                     A.C. Nielsen, Inc., 1990-December 1996.

Charles R. Stern.............................             British    Finance Director, United News & Media plc,
                                                                     since 1992.

David C. Bender..............................       United States    President and Chief Operating Officer,
Mediamark Research, Inc.                                             Mediamark Research Inc., since 1990.
708 Third Avenue
8th Floor
New York, NY 10017

Richard M. Block.............................       United States    Executive Vice President and Chief Financial
2 World Trade Center                                                 Officer, United News & Media, since April
Suite 5550                                                           1996. Vice President - Director of Taxation,
New York, NY 10048                                                   MAI North America, Inc., 1985 - April 1996.

Anne W. Gurnsey..............................       United States    Corporate Counsel and Secretary, United News
2 World Trade Center                                                 & Media, since April 1996. Corporate
Suite 5550                                                           Secretary, MAI North America, Inc., 1990 -
New York, NY 10048                                                   April 1996.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and each executive officer of Purchaser. Unless otherwise indicated, each such person (i) has held his or her principal occupation for the past five years, has as his or her current business address, 2 World Trade Center, Suite 5550, New York, New York 10048, and (ii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to state and federal securities laws.

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Richard M. Block.............................  United States    Executive Vice President and Chief Financial
                                                                Officer, United News & Media, since April 1996.
                                                                Vice President - Director of Taxation, MAI North
                                                                America, Inc., 1985 - April 1996.

Anne W. Gurnsey..............................  United States    Corporate Counsel and Secretary, United News &
                                                                Media, since April 1996. Corporate Secretary, MAI
                                                                North America, Inc., 1990 - April 1996.

    3. DIRECTORS AND EXECUTIVE OFFICERS OF UNITED. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations and positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of United. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years, (ii) has as his current business address Ludgate House, 245 Blackfriars Road, London SE1 9UY England, and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws.

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Lord Stevens of Ludgate......................  British          Chairman since 1981.

Sir James McKinnon...........................  British          Deputy Chairman and Non-Executive Director since
  Huxley House,                                                 April 1996. Chairman, MAI plc, 1992 - April 1996.
  28 Copsem Lane,
  Esher, Surrey KT10 9HE

Clive Hollick................................  British          Group Chief Executive since April 1996. Group
                                                                Managing Director, MAI plc, 1974 - February 1997.

Charles Stern................................  British          Finance Director since 1992.

Charles Gregson..............................  British          Executive Director since April 1996. Director,
                                                                MAI plc, since 1984.

Nigel Donaldson..............................  British          Executive Director since 1991.

Roger Laughton...............................  British          Executive Director since April 1996. Chief
                                                                Executive Officer, MAI Broadcasting, 1990 - April
                                                                1996.

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Tony Tillin..................................  British          Executive Director since March 1998 and Chief
  Blenheim House,                                               Executive of Miller Freeman subsidiary since
  630 Chiswick High Road,                                       August 1997. Senior executive, EMAP Group, May
  London W4 5BG                                                 1996 -August 1997. Senior executive, Reed
                                                                International, 1989 - December 1994.

Christopher Powell...........................  British          Non-Executive Director since April 1996. Chief
  12 Bishops Bridge Road                                        Executive, BMP DDB, since 1984.
  London W2 6AA

Geoffrey Unwin...............................  British          Non-Executive Director since April 1996. Chief
  Cap Gemini House,                                             Executive Officer, Cap Gemini Group, since 1992.
  130 Shaftsbury Avenue
  London W1V 8HH

John Botts...................................  United States    Non-Executive Director since July 1997. Chairman,
  Lintas House,                                                 Botts & Company Limited, since August 1988.
  15-19 New Fetter Lane
  London EC4A 1BA

Fields Wicker-Miurin.........................  United States    Non-Executive Director since March 1998. Director
  Lansdowne House                                               of finance and strategy, London Stock Exchange,
  Berkeley Square                                               September 1994 - December 1997. Partner, Mercer
  London W1X 5DH                                                Management Consulting, 1989 - September 1994.
                                                                Partner, A.T. Kearney, since August 1998.

Anne Claire Siddell..........................  British          Company Secretary since June 1997. Company
                                                                Secretary and Group Legal Director House of
                                                                Fraser plc, December 1993 - May 1997.

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                                       35

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                                       36

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                                       37

    Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and the Share Certificates should be sent by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the following addresses:

                        THE DEPOSITARY FOR THE OFFER IS:
                    UNITED STATES TRUST COMPANY OF NEW YORK

      BY REGISTERED OR CERTIFIED MAIL:                   BY HAND BEFORE 4:30 P.M.:
       The United States Trust Company                The United States Trust Company
                 of New York                                    of New York
         P.O. Box 843 Cooper Station                           111 Broadway
          New York, New York 10276                       New York, New York 10006
     Attention: Corporate Trust Services       Attention: Lower Level Corporate Trust Window

          BY OVERNIGHT COURIER AND                      BY FACSIMILE TRANSMISSION:
           BY HAND AFTER 4:30 P.M.                            (212) 780-0592
          ON EXPIRATION DATE ONLY:                      Attention: Customer Service
       The United States Trust Company                   CONFIRM BY TELEPHONE TO:
                 of New York                                  (800) 548-6565
          770 Broadway, 13th Floor
          New York, New York 10003

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of the Offer to Purchase and the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, NY 10005-4495
                           Telephone: (800) 488-8075

                                       38